Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made the 5th day of October, 2016, effective as of October 1, 2016 (the “Effective Date”) among Arron K. Sutherland (“Executive”), ICC Holdings, Inc., a Pennsylvania ICC corporation (“ICC Holdings”), and Illinois Casualty Company, an Illinois insurance company and a wholly-owned subsidiary of ICC Holdings (the “Company”). For purposes of this Agreement, ICC Holdings and the Company may sometimes be collectively referred to as “Employer”).

WHEREAS, Company desires to retain the services of Executive and Executive desires to be retained by the Company, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company upon the terms of and subject to this Agreement.

2. TERM. The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date of this Agreement and end on December 31, 2018; provided, however, that, commencing on January 1, 2019 and on January 1 of each succeeding year (each an “Annual Renewal Date”), the Initial Term shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date (each, an “Extension”), unless Employer or Employee shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Term. References in this Agreement to the “Term” shall refer to the Initial Term and the terms of any Extensions as may become effective. Notwithstanding the foregoing, in the event of a Change in Control, the Term shall be no shorter than one (1) year after the date of the Change in Control.

3. POSITION AND DUTIES; PLACE OF PERFORMANCE.

(a) During the Term, Executive shall serve as President and Chief Executive Officer (“President and CEO”) of the Company. Executive shall report to the Company’s Board of Directors (the “Board”). During the Term, Executive shall have those powers and duties consistent with Executive’s positions and duties listed in Section 3(b) below and those assigned by the Board. Executive agrees to devote substantially all of Executive’s working time to the performance of Executive’s duties for the Company. During the Term, Executive shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring Executive’s personal service that materially conflict with Executive’s duties hereunder or the diligent performance of such duties. Notwithstanding the foregoing sentence, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees provided, however, that Executive’s service on these boards does not materially conflict with Executive’s duties at the Company.

(b) RESPONSIBILITIES. As President and CEO of the Company, Executive shall report to the Board and support the overall work of the Company’s principles focusing on the establishment and optimization of day-to-day operations of the Company while driving corporate profitability. All internal department heads and/or team leaders responsible for delivering services shall report Executive, as the President and CEO of the Company.

4. COMPENSATION AND RELATED MATTERS.

(a) BASE SALARY. During the Term, Executive shall be paid a salary of $320,000.00 per year, payable in installments at the same time and in the same manner as other salaried employees of the Company, which shall be subject to federal, state and other tax withholdings (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). The Base Salary shall be reviewed at least annually by the Board or any Committee designated by the Board to review Executive’s compensation. The Base Salary shall be payable in accordance with the Company’s normal payroll practice and may be increased from time to time in the sole and absolute discretion of the Board. Notwithstanding the foregoing, each January, Executive shall receive a cost of living increase to the Base Salary based on the CPI-u index published by the Bureau of Labor Statistics of the United States Department of Labor for the prior twelve (12) months. Any adjustments to Executive’s Base Salary shall not cause Executive’s Base Salary to be less than the Base Salary Executive received in the prior calendar year, plus any applicable cost of living increases, except as mutually agreed by Executive and the Company.

(b) DISCRETIONARY BONUS. In addition to the Base Salary, Executive may receive a performance-based bonus from time to time at the sole discretion of the Board (a “Discretionary Bonus”).

(c) PERSONAL TIME OFF. Executive shall be entitled to a paid annual personal time off (“PTO”) in accordance with benefits that the Company offers to other employees of the Company. Executive shall continue to receive the Base Salary during the time of Executive’s PTO. Executive may be entitled to additional leave without pay upon advance notice and written agreement by the Company.

(d) PARTICIPATION IN EMPLOYEE RETIREMENT PLANS. During the Term, Executive shall be entitled to participate in all retirement plans or agreements, if any, that the Company may offer to other employees of the Company from time to time.

(e) EXPENSE REIMBURSEMENT. Executive shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of Executive’s duties hereunder in accordance with policies established by the Company. Such expenses shall include, without limitation, reasonable entertainment expenses, gasoline and toll expenses and cellular phone use charges, to the extent such charges are directly related to the business of the Company.

(f) INSURANCE. During the Term, Executive shall be entitled to participate in all health, life, disability and other insurance programs, if any, that the Company may offer to other employees of the Company from time to time. In addition, the Company shall provide Executive with Company-funded disability income that, when coordinated with the Company’s group disability plans, will provide Executive with seventy-five percent (75%) of Executive’s Base Salary for the first one hundred eighty (180) days of Executive’s disability.

(g) COUNTRY CLUB MEMBERSHIP. During the Term, the Company will, at the Company’s expense, provide a country club membership for Executive at a country club selected by the Company for the purpose of conducting business with the Company’s agents, employees, vendors and other parties. The fees and costs paid for the country club membership by the Company shall not be considered additional compensation paid by the Company to Executive. The equity portion of the country club membership shall be considered owned by the Company during and after the Term.

(h) EQUITY COMPENSATION. During the Term, Executive shall be entitled to participate in the pool of common shares of ICC Holding’s Inc. designated for distribution to the Company’s management team in accordance with the terms of that certain written “ICC Holdings, Inc. Equity Incentive Plan.”

5. TERMINATION. Executive’s employment may be terminated as provided below. In the event Executive’s employment is terminated, the effective date on which Executive’s employment is terminated shall be considered as the “Date of Termination”.

(a) DEATH. Executive’s employment shall terminate upon Executive’s death, in which event the date of Executive’s death shall be the Date of Termination.

(b) PERMANENT DISABILITY. Executive’s permanent disability, verifiable by a physician’s statement of such permanent disability, whereby Executive is unable to perform the essential functions of Executive’s position, in which event the date of Executive’s permanent disability shall be the Date of Termination. With respect to the foregoing, the Company shall have the right to select the physician who will examine Executive for purposes of determining whether Executive is permanently disabled; and furthermore, Executive agrees to submit to such examination so long as the Company’s request for such examination is reasonable in the circumstances.

(c) CAUSE. The Company may terminate Executive’s employment hereunder for Cause, in which event the date of termination of Executive’s employment shall be the Date of Termination. For purposes of this Agreement, “Cause” shall mean (i) Executive’s material breach of this Agreement, (ii) Executive’s gross negligence in the performance or non-performance of any of Executive’s material duties or responsibilities hereunder, (iii) the refusal of Executive to implement or adhere to policies or directives of the Board, (iv) Executive’s dishonesty, fraud or willful misconduct with respect to, or disparagement of, the business or affairs of the Company, (v) conduct of a criminal nature or involving Moral Turpitude (as defined below) under the provisions of any federal, state or local laws or ordinance or transgression which may have an adverse impact on the Company’s reputation and standing in the community (as determined by the Company in good faith and fair dealing), and/or (vi) Executive’s absence from work for five (5) consecutive days for any reason other than vacation, approved leave of absence (such approval not to be unreasonably withheld) or disability or illness pursuant to Company policy or law. For purposes of this Agreement, “Moral Turpitude” shall include the following: (i) that element of personal misconduct in the private and social duties which a person owes to his fellow human beings or to society in general, which characterizes the act done as an act of baseness, vileness or depravity, and contrary to the accepted and customary rule of right and duty between two human beings; (ii) conduct done knowingly contrary to justice, honesty or good morals; or (iii) intentional, knowing or reckless conduct causing bodily injury to another or intentional, knowing or reckless conduct which, by physical menace, puts another in fear of imminent serious bodily injury. No act or failure to act by Executive shall be considered for Cause unless the Company has given detailed written notice thereof to Executive and, where remedial action is feasible, Executive has failed to remedy the act or omission within sixty (60) days following written notice.

(d) GOOD REASON. Executive may terminate Executive’s employment hereunder for Good Reason, in which event the date on which Executive terminates Executive’s employment shall be the Date of Termination. For purposes of this Agreement, “Good Reason” shall mean the Company materially breaches the provisions of this Agreement and Executive provides at least twenty (20) days prior written notice to the Company of the existence of such breach and Executive’s intent to terminate this Agreement; however, no such termination shall be effective if such breach is cured during such period.

(e) OTHER TERMINATIONS. The Company may terminate Executive’s employment hereunder other than for Cause, and Executive may terminate Executive’s employment other than for Good Reason, in which event the date on which Executive’s employment is terminated shall be the Date of Termination.

(f) NOTICE OF TERMINATION. Any termination of Executive’s employment hereunder by the Company or by Executive (other than termination pursuant to Section 5(a), Section 5(c) and Section 5(d) hereof) shall be communicated by a written 90-day Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and the Date of Termination.

6. TERMINATION FOLLOWING CHANGE IN CONTROL.

(a) CHANGE IN CONTROL GOOD REASON. If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur at any time during the term of the Agreement, and if within six (6) months prior to or one (1) year after such Change in Control, the Company terminates the employment of Executive (other than for Cause), or within one year after such Change in Control any of the following occur, if taken without Executive’s express written consent:

(i) a material diminution in Executive’s authority, duties or other terms or conditions of employment as the same exist on the date of the Change in Control;

(ii) any reassignment of Executive to a location greater than one hundred seventy-five (175) miles from the location of Executive’s office on the date of the Change in Control, unless such new location is closer to Executive’s primary residence than the location of the Change in Control;

(iii) any material diminution in Executive’s Base Salary;

(iv) any failure to provide Executive with any benefits enjoyed by Executive under any of ICC Holdings’ or Company’s retirement, health, life, disability, or other material employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change of Control except for any reductions in benefits or other actions resulting from changes to or reductions in benefits applicable to employee’s generally; or

(iv) any other material breach of this Agreement;

then, at the option of Executive, exercisable by Executive during the ninety (90) day period after the occurrence of each and every of the foregoing events (a “Change in Control Good Reason”). Executive may give notice of intent to terminate employment under this Agreement (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Company. If Company fails to cure such situation within thirty (30) days after said notice, which shall be considered to be the Date of Termination, Executive will become entitled to the payments and benefits as provided in Section 7(d) below; however, in which case, Executive shall be precluded from terminating Executive’s employment under Section 5(d) above.

(b) CHANGE IN CONTROL DEFINED. As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following: (i) a merger, consolidation, or division involving Company and/or ICC Holdings, (ii) a sale, exchange, transfer, or other disposition of substantially all of the assets of Company and/or ICC Holdings; (iii) a “person” or “group” (within the meaning of section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” of 50% or more of the outstanding shares of common stock of Company and/or ICC Holdings; or (iv) any other change in control similar in effect to any of the foregoing and specifically designated in writing as a Change in Control by the Board of Directors of Company and/or ICC Holdings.

7. COMPENSATION UPON TERMINATION.

(a) DEATH. If Executive’s employment hereunder is terminated as a result of death then the Company shall pay Executive (or Executive’s estate or designated beneficiary, as applicable) as soon as practicable after the Date of Termination: (i) any Base Salary and reimbursable expenses, in each case accrued and owing Executive hereunder as of the Date of Termination and (ii) all benefits due and owing to or in respect of Executive under all Benefit Plans, in accordance with the terms of such Benefit Plans.

(b) TERMINATION FOR CAUSE OR TERMINATION WITHOUT GOOD REASON. If Executive’s employment hereunder is terminated by the Company for Cause, or if Executive’s employment hereunder is terminated by Executive other than for Good Reason, then:

(i) Accrued Obligations. Executive shall receive all Base Salary and reimbursable expenses accrued and owing Executive as of the Date of Termination. Any and all other rights granted to Executive under this Agreement shall terminate as of the Date of Termination.

(ii) Benefit Plans. Executive shall receive all benefits due and owing to or in respect of Executive under all Benefit Plans to the Date of Termination, in accordance with the terms of such Benefit Plans.

(iii) COBRA Coverage. The Company shall make available to Executive and Executive’s qualified dependents continued coverage under the Company’s insurance plans, as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA), so long as Executive or Executive’s dependents are eligible for COBRA coverage. Executive will be required to pay for COBRA coverage, should Executive continue with COBRA benefits past the Date of Termination.

(iv) Covenant Not to Compete Provisions Shall Survive Termination of Executive’s Employment. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment hereunder is terminated for any reason by the Company or Executive, the covenant not to compete provisions contained in Section 11 below shall continue and shall survive the termination of Executive’s employment.

(c) TERMINATION UPON PERMANENT DISABILITY; TERMINATION WITHOUT CAUSE; OR TERMINATION FOR GOOD REASON. If Executive’s employment hereunder is terminated (A) due to Executive’s permanent disability; (B) by the Company other than for Cause, other than as a consequence of Executive’s death or normal retirement under the Company’s retirement plans and practices, or (C) by Executive for Good Reason, then:

(i) Accrued Obligations. Executive shall receive all Base Salary and reimbursable expenses accrued and owing to Executive as of the Date of Termination. Any and all other rights granted to Executive under this Agreement shall terminate as of the Date of Termination.

(ii) Benefit Plans. Executive shall receive all benefits due and owing to or in respect of Executive under all Benefit Plans to the Date of Termination, in accordance with the terms of such Benefit Plans.

(iii) COBRA Coverage. The Company shall make available to Executive and Executive’s qualified dependents continued coverage under the Company’s insurance plans, as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA), so long as

Executive or Executive’s dependents are eligible for COBRA coverage. Executive will be required to pay for COBRA coverage, should Executive continue with COBRA benefits past the Date of Termination.

(iv) Severance Payment. Executive shall be entitled to receive a severance payment of up to twenty-four (24) months’ of the Base Salary as severance pay. Within thirty (30) days of the Date of Termination, the Company shall pay the Executive a lump sum payment equal to twelve (12) months of the Base Salary (the “Lump Sum Payment”). Beginning in the thirteenth (13th) month following the Date of Termination, and continuing through the twenty-fourth (24th) month following the Date of Termination, the Company shall pay the Executive monthly payments equal to the Base Salary (the “Contingent Monthly Payments”); subject however, that the amount of the Contingent Monthly Payments shall be offset dollar-for-dollar by any earnings by the Executive from any sources of employment, consulting or similar-type sources. Notwithstanding the foregoing, the Company’s obligation to pay the Executive the Lump Sum Payment and the Contingent Monthly Payments are subject to the Executive executing a general release in favor of the Company.

(v) Covenant Not to Compete Provisions Shall Survive Termination of Executive’s Employment. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment hereunder is terminated for any reason by the Company or Executive, the covenant not to compete provisions contained in Section 11 below shall continue and shall survive the termination of Executive’s employment.

(d) TERMINATION FOR CHANGE IN CONTROL GOOD REASON. If Executive’s employment hereunder is terminated by Executive for Change in Control Good Reason, then:

(i) Accrued Obligations. Executive shall receive all Base Salary and reimbursable expenses accrued and owing Executive as of the Date of Termination. Any and all other rights granted to Executive under this Agreement shall terminate as of the Date of Termination.

(ii) Benefit Plans. Executive shall receive all benefits due and owing to or in respect of Executive under all Benefit Plans to the Date of Termination, in accordance with the terms of such Benefit Plans.

(iii) COBRA Coverage. The Company shall make available to Executive and Executive’s qualified dependents continued coverage under the Company’s insurance plans, as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA), so long as Executive or Executive’s dependents are eligible for COBRA coverage. Executive will be required to pay for COBRA coverage, should Executive continue with COBRA benefits past the Date of Termination.

(iv) Severance Payment Resulting from Change in Control. In the event the Company or ICC Holdings is sold to or merged with another entity during the Term hereof and as a result of that sale or merger Executive’s employment is terminated, Executive shall receive a severance payment equal to twenty-four (24) months of the Base Salary. The severance payment shall be paid in a lump sum by the Company to Executive within thirty (30) days of the Date of Termination.

(v) Covenant Not to Compete Provisions Shall Survive Termination of Executive’s Employment. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment hereunder is terminated for any reason by the Company or Executive, the covenant not to compete provisions contained in Section 11 below shall continue and shall survive the termination of Executive’s employment.

8. MITIGATION. Executive shall not be required to mitigate amounts payable pursuant to Section 7 hereof by seeking other employment or otherwise, nor shall such payments be reduced, except as provided in Section 6(c)(v) with respect to the Contingent Monthly Payments, on account of any remuneration earned by Executive attributable to employment by another employer.

9. INDEMNIFICATION. Subject to the following, to the fullest extent permitted by law, the Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees (individually, an “Indemnity Claim”, and collectively, the “Indemnity Claims”), incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries. Notwithstanding the foregoing, if an Indemnity Claim arises in connection with actions taken by Executive, the Executive shall be required to have acted in good faith while taking such actions. During the Term and for at least three (3) years thereafter, the Company shall use its reasonable best efforts to maintain customary director and officer liability insurance covering Executive for acts and omissions (in which Executive acted in good faith) during the Term.

10. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a) For purposes of this Section, “Confidential Information” shall mean all confidential and proprietary information and trade secrets of the Company and its subsidiaries whether or not Executive had managerial responsibility. Such Confidential Information includes, but is not limited to, (i) all historical and pro forma projections of loss ratios incurred by the Company, (ii) all historical and pro forma actuarial data relating to the Company, (iii) all historical and pro forma financial results, revenue statements, and projections for the Company, (iv) all information relating to the Company’s systems and software (other than the portion thereof provided by the vendor to purchases of such systems and software, (v) all information relating to the Company’s underwriting strategy, (vi), all information relating to the Company’s litigation strategy, (vii) all information relating to plans for acquisitions, new state entry, or books of business by the Company, (viii) non-public business plans of the Company or its subsidiaries, and (iv) nonpublic information and lists relating to the Company’s business relationships with policy holders, insurance agents, insurance agencies, brokers, managing general agents, or other individuals or entities necessary to the sale or marketing of the Company’s policies, products, or services; and (x) all other information relating to the financial, business or other affairs of the Company. “Trade Secret” means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Executive acknowledges Executive is employed by the Company in a confidential relationship wherein Executive, in the course of Executive’s employment with the Company, has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and accordingly, Executive is willing to enter into the covenants contained in Sections 10 and 11 of this Agreement in order to provide the Company with what Executive considers to be reasonable protection for Executive’s interest.

(c) Executive hereby agrees that during the Term and thereafter, Executive will hold in confidence all Confidential Information of the Company and its direct or indirect subsidiaries that came into Executive’s knowledge during Executive’s employment by the Company and shall not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.

(d) Executive shall hold in confidence all Trade Secrets of the Company and its direct or indirect subsidiaries that came into Executive’s knowledge during Executive’s employment by the Company and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e) Notwithstanding the foregoing, the provisions of this Section 10 will not apply to (i) information required to be disclosed by Executive in the ordinary course of Executive’s duties hereunder or (ii) Confidential Information that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive’s behalf, or which is required to be disclosed by court order or applicable law.

(f) The parties agree that the restrictions stated in this Section 9 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable state law to protect its trade secrets and confidential information.

11. INVENTIONS. Executive agrees to promptly report and disclose to the Company all developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”), conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during the Term. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product.

12. COVENANT NOT TO COMPETE. Executive acknowledges and accepts that as the President and CEO of the Company, Executive will have access to Confidential Information and Trade Secrets, and that Executive possesses special, unique and extraordinary skills and knowledge in the business activities of the Company and ICC Holdings. The success or failure of the Company and ICC Holdings hinges, in part, upon the President and CEO’s discharge of Executive’s duties and obligations hereunder. Accordingly, Executive agrees that for any reason (whether voluntary or involuntary), Executive shall not, directly or indirectly, for himself or for any other person, firm, ICC Holdings, partnership, association or other entity:

(a) During the Term and for a period of two (2) years after the Date of Termination, regardless of how Executive’s employment was terminated, own, operate, manage, consult with, advise, control, solicit, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any business which competes directly with the Company including, but not limited to; Society Insurance, Badger Mutual Insurance Company, Allied Insurance, Argo Group International Holdings, Ltd., Farmers Insurance Group, Founders Insurance Company, Hanover Insurance Group, Inc., Midwest Family Mutual Insurance Company, Specialty Risk of America, US Insurance Company, or any start-up company which provides liquor liability insurance in one or more of the same markets, any time during the last two (2) years of Executive’s employment in the insurance industry as carried on by the Company in any state in which the Company is licensed to transact business;

(b) During the Term and for a period of two (2) years after the Date of Termination, regardless of how Executive’s employment was terminated, solicit any of the actual or targeted prospective customers of the Company or its affiliates, subsidiaries or successors in interest with respect to any matters related to or competitive with the business of the Company; or

(c) During the Term and for a period of two (2) years after the Date of Termination, regardless of how Executive’s employment was terminated, attempt to induce, advise, request, solicit, employ, or enter into any consulting or contractual arrangement with any Key Employee (as defined below) of the Company, its affiliates, subsidiaries or successors in interest, unless such employee or former employee has not been employed by the Company, its affiliates, subsidiaries or successors in interest during the twelve (12) months prior to Executive’s attempt to employ him; and he will not enter into a contract or engage in discussions or negotiations with potential investors in preparation to do any of the activities prohibited in subsections 12(a) through (c). For purposes of this Agreement, a “Key Employee” shall mean a person or employee: (i) an employee of the Company who is important to the Company and/or ICC Holdings because of the Company’s or ICC Holdings’ actions, such as investment of money and time; (ii) an employee of the Company who has gained a high level of influence, credibility, notoriety, etc.; and (iii) an employee of the Company who has the ability to harm or threaten the Company’s or ICC Holdings’ legitimate business interest.

(d) Executive specifically agrees that the two (2) year period referred to herein shall be extended by the number of days included in any period of time during which Executive is or was engaged in the above-referenced activities.

(e) By signing this Agreement, Executive acknowledges that Executive has had ample time and opportunity to have this covenant not to compete reviewed by Executive’s independent legal counsel, expressly agrees with every term and condition contained herein, and that the covenant: (i) is reasonable as to time and geographical area; (ii) does not place any unreasonable burden upon Executive; and (iii) will not harm the general public. Executive further acknowledges, understands and agrees that the covenant not to compete described herein is necessary for the Company’s protection because of the nature and scope of the Company’s business and Executive’s position with and services for the Company. Further, Executive acknowledges and agrees that, in the event of Executive’s breach of this covenant not to compete, monetary damages will not sufficiently compensate the Company for its injury caused thereby, and Executive accordingly agrees that in addition to such monetary damages, Executive may be restrained and enjoined from any continuing breach of this covenant not to compete without any bond or other security being required by any court. Executive acknowledges and agrees that any breach of this covenant not to compete by Executive will result in irreparable damage to the Company.

(f) Notwithstanding any of the foregoing, in the event that any of the provisions in this Section 12 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision set forth in this Section 12 relating to the time period or the area of restriction or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictions such court deems reasonable and enforceable, the time period or areas of restriction or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(g) The parties further agrees that if Executive breaches any of the covenants or promises made in this Section 12, the Company will be entitled to enforce its rights by injunction proceedings restraining Executive from such breaches or threatened breaches without bond. Neither the institution of an injunction proceeding nor the granting of any injunctive relief therein shall in any way limit the right of the Company to other relief available at law or in equity. The parties further agree that the prevailing party shall be entitled to recover its attorney’s fees and all litigation expenses incurred in the enforcement of any provision contained in this Section 12(g).

13. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer database and other property delivered to or compiled by Executive by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers which pertain to the business of the Company (including the respective subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, on or before the Date of Termination, Executive shall deliver all such materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by Executive shall be delivered promptly to the Company without request by it on or before the Date of Termination.

14. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in Sections 9, 10, 11 and 12 of this Agreement, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of Executive’s covenants.

15. SUCCESSORS; BINDING AGREEMENT.

(a) COMPANY’S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations that are assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and/or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and/or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Prior to any such succession, the Company will require any such successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement.

(b) EXECUTIVE’S SUCCESSORS. This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon Executive’s death, all amounts to which Executive is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

16. MISCELLANEOUS. No provisions of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and an authorized officer of the Company. Any waiver or discharge must be in writing and signed by Executive or such an authorized officer of the Company, as the case may be. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

17. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required by the Company under federal, state or local law.

18. SECTION 409A.

(a) It is intended that this Agreement and the payments hereunder will not be considered to constitute in whole or in part a nonqualified deferred compensation plan within the meaning of

Code Section 409A and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”) and so will be exempt from the requirements of Section 409A, and the Agreement shall be interpreted to that end to the fullest extent possible. However, in the event that any payment or benefit (or portion thereof) provided pursuant to this Agreement is nonetheless determined to be paid from a nonqualified deferred compensation plan subject to Section 409A, the applicable terms of this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible.

(b) Any payment due under the Agreement of nonqualified deferred compensation within the meaning of Section 409A that is payable on termination of employment (or similar term) shall be delayed until the Employee also has “separation from service” within the meaning of Section 409A.

(c) For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement (including payments under Section 4.2.b. hereof) shall be treated as a right to receive a series of separate and distinct payments. Further, if an amount to be paid to the Employee under the Agreement on account of his “separation from service” while the Employee is a “specified employee” is an amount payable under a “nonqualified deferred compensation plan” (as those terms are defined under Section 409A), any such payments that would otherwise be paid within 6 months after such separation from service shall not be paid until the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following his death, at which time such delayed payments shall be paid in a single payment without interest.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not excluded from the Employee’s taxable income, then except as permitted by Section 409A (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

18. ARBITRATION; LEGAL FEES. Except as otherwise provided herein, including the right of a party to seek injunctive relief herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled in Rock Island, Illinois, under the rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

19. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ICC HOLDINGS, INC.

By:

Attest:

ILLINOIS CASUALTY COMPANY

By:

Attest:

EXECUTIVE

Arron K. Sutherland

Witness: